Exhibit 99.1

Albany International Provides COVID-19 Business Update

Rochester, N.H. – April 6, 2020 – Albany International Corp. (NYSE:AIN) provided a business update regarding its response to the coronavirus (COVID-19) global pandemic and its related impacts.

In early March, the Company formed a COVID-19 Task Force that supports leadership as it develops and implements processes and procedures to help protect the health and safety of employees, suppliers, and customers. The company-wide, cross-functional COVID Task Force meets regularly to stay abreast of latest public health and other developments, and to adjust Albany’s policies and practices as needed. The mission of the task force is to ensure that the Company remains compliant and current with best practices, including the implementation of social distancing requirements at our facilities, to help ensure the health and safety of its workforce on a global basis, and to respond quickly to any health, safety or business challenges the Company faces during the pandemic.

UPDATE ON OPERATIONS

Machine Clothing (MC) operations worldwide are operational and continue to supply products to its global customer base of pulp and paper manufacturers. Among these products are industrial belts critical to the production of tissue and non-woven materials used in a wide variety of health and hygiene applications.

Within the Albany Engineered Composites (AEC) segment, operations have been disrupted at certain facilities. In response to market conditions and in close coordination with our customer, Safran, the Company is temporarily suspending production at its Albany Safran Composites facilities, which produce components for the LEAP aircraft engine, in Commercy, France; Rochester, New Hampshire; and Querétaro, Mexico. The lengths of the production suspensions may vary by facility, and the resumption of operations will be undertaken in coordination with Safran and in compliance with all local, state/provincial, and national guidelines or directives.

Additionally, the Company has halted operations at one of its two AEC production facilities in Salt Lake City, Utah, after an employee at that facility tested positive for the coronavirus. The facility, which has a staff of about 70, is expected to be closed for up to two weeks as the employees from the facility self-quarantine and as the company conducts a thorough deep cleaning. There has been no impact to operations at the Company’s larger Salt Lake City AEC production facility, which supports multiple programs, including the Lockheed Martin F-35, the Boeing 787, and the Sikorsky CH-53K.

UPDATE ON BUSINESS CONDITIONS AND LIQUIDITY

The Company will provide a full report on its financial performance during the recently-completed first quarter as part of its regular quarterly earnings release on April 29.

During the first quarter, the MC segment experienced strong demand for its products across most of the principal grades of product. However, there is considerable uncertainty around future demand for the segment’s products as the global economy adapts to the ongoing pandemic.

In the AEC segment, the majority of our Department of Defense (DOD) programs, which collectively represent over one-third of the segment’s revenues, continue to perform well. AEC also continues to perform on most of its non-LEAP commercial programs.

The Company entered the year with a healthy balance sheet and sufficient liquidity. While the first quarter is typically a period of cash consumption for the Company, we continued to have a strong balance sheet at the end of the first quarter. Out of an abundance of caution, Albany recently enhanced its cash position by drawing down $50 million on its existing credit facility. After accounting for this drawdown, as of March 27, 2020, the Company had total cash and cash equivalents of over $220 million. The Company also continues to have access to almost $200 million of additional liquidity on its existing revolving credit agreement. The Company believes that its current level of liquidity is more than sufficient to fund near-term operational needs amidst the uncertain market environment.

At this stage, given the uncertainty of the Company’s markets during the balance of the year, the Company is withdrawing its previously-issued financial guidance for 2020.

About Albany International Corp.

Albany International is a leading developer and manufacturer of engineered components, using advanced materials processing and automation capabilities, with two core businesses. Machine Clothing is the world’s leading producer of fabrics and process felts used in the manufacture of all grades of paper products. Albany Engineered Composites is a rapidly growing designer and manufacturer of advanced materials-based engineered components for jet engine and airframe applications, supporting both commercial and military platforms. Albany International is headquartered in Rochester, New Hampshire, operates 23 plants in 11 countries, employs approximately 4,600 people worldwide, and is listed on the New York Stock Exchange (Symbol AIN). Additional information about the Company and its products and services can be found at www.albint.com.

Forward-Looking Statements

This press release may contain statements, estimates, guidance or projections that constitute “forward-looking statements” as defined under U.S. federal securities laws. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will,” “should,” “look for,” “guidance,” “guide,” and similar expressions identify forward-looking statements, which generally are not historical in nature. Because forward-looking statements are subject to certain risks and uncertainties (including, without limitation, those set forth in the Company’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q), actual results may differ materially from those expressed or implied by such forward-looking statements. For this reason, investors are cautioned not to place undue reliance on them.

Forward-looking statements in this release include, without limitation, statements about the suspension of operations at certain AEC production facilities and the resumption of such operations, and about the sufficiency of the Company’s liquidity and access to additional liquidity. Such statements are based on management’s current expectations and are subject to risks and uncertainties, both known and unknown. Such risks and uncertainties include, without limitation, those related to the continuously evolving impact of COVID, governmental regulatory or other responses to COVID, and related factors on our facilities, our employees, our customers and demand for our products. These risks and uncertainties are not exhaustive, and it is not possible for us to predict all of the factors that may impact our business. Except to the extent required by law, we undertake no obligation to, and expressly disclaim any obligation to, publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

# # #

Contact: John Hobbs 603-330-5897 john.hobbs@albint.com